Exhibit 10.17

Agreement between InnerWorkings, Inc. and Echo Global Logistics, Inc.

Dated: October 1, 2006

This agreement is a referral arrangement between InnerWorkings, Inc. (IW) and Echo Global Logistics, Inc. (Echo). During the normal course of business, IW may have contact with companies interested in the services provided by Echo. IW may, at its sole discretion, at any time refer those potential customers to Echo. If Echo does work with a referred customer, Echo agrees to pay IW a referral fee equal to 5% of the gross profit on delivered loads generated by the customer for Echo. Any customer for whom a referral fee shall be owed will be mutually agreed to in writing by both Echo and IW and added to this agreement through Attachment A.

/s/ Nick Galassi	/s/ Orazio Buzza
Nick Galassi CFO InnerWorkings, Inc.	Orazio Buzza President Echo Global Logistics, Inc.

ATTACHMENT A

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